UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 26, 2006

Date of Report (Date of earliest event reported)

AAR CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-6263	36-2334820
(Commission File Number)	(IRS Employer Identification No.)

One AAR Place, 1100 N. Wood Dale Road
Wood Dale, Illinois 60191
(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code:  (630) 227-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

The information provided in Item 2.03 is incorporated herein by reference in this Item 1.01.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On January 26, 2006, AAR CORP. (the “Company”) entered into a purchase agreement (the (“Purchase Agreement”) with certain initial purchasers named therein to sell $125 million aggregate principal amount of its 1.75% Convertible Senior Notes due 2026 (the “Notes”), plus up to an additional $25 million aggregate principal amount of the Notes at the option of the initial purchasers, in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will bear interest at the rate of 1.75% per year.  Interest will be payable in cash semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2006.  The Notes will mature on February 1, 2026.  The Notes will be senior, unsecured obligations of the Company and will rank equal in right of payment with all existing and future unsecured and unsubordinated indebtedness.  The Notes will be effectively junior to the Company’s secured indebtedness and its subsidiaries’ existing and future indebtedness and other liabilities, including trade payables.  A copy of the Purchase Agreement and the Company’s press release announcing the pricing of the Notes are attached hereto as exhibits 4.1 and 99.1, respectively, and incorporated herein by reference.

Item 3.02               Unregistered Sales of Equity Securities

The information provided in Item 2.03 is incorporated herein by reference in this Item 3.02.

The Company sold $125 million aggregate principal amount of the Notes pursuant to the Purchase Agreement in a private placement to the initial purchasers for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act.  The aggregate estimated offering expenses in connection with the transaction, including underwriting discounts and commissions, were approximately $5 million.

Holders may convert their Notes prior to the close of business on the business day before the stated maturity date, based on a conversion rate of 33.9789 shares of the Company’s common stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $29.43 per share), subject to adjustment, only under the following circumstances:

•      during any calendar quarter beginning after March 31, 2006 (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter;

•      during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes for each day of that period was less than

98% of the product of the closing price of our common stock and the then applicable conversion rate;

•      upon a redemption notice;

•      if a designated event or similar change of control transaction occurs;

•      upon specified corporate transactions; or

•      during the ten trading day period ending at the close of business on the business day immediately preceding the stated maturity date of the notes.

Item 9.01               Financial Statements and Exhibits

(c)	Exhibits

	4.1	Purchase Agreement between AAR CORP. and Merrill Lynch & Co., for itself and as representative of the other Initial Purchasers, dated January 26, 2006.

	99.1	Press release dated January 25, 2006 announcing AAR CORP.’s pricing of $125 million Convertible Senior Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:January 31, 2006

AAR CORP.

By:	/s/ TIMOTHY J. ROMENESKO
Timothy J. Romenesko
Vice President-Chief Financial Officer &
Treasurer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Purchase Agreement between AAR CORP. and Merrill Lynch & Co., for itself and as representative of the other Initial Purchasers, dated January 26, 2006.

99.1	Press release dated January 25, 2006 announcing AAR CORP.’s pricing of $125 million Convertible Senior Notes.